UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 5, 2014

Date of Report (Date of earliest event reported)

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3100 Ocean Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

(310) 255-2000

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On March 5, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of Activision Blizzard, Inc. (the “Company”) authorized the payment of a cash bonus with respect to 2013 for Robert A. Kotick in an amount equal to 374% of his base salary, which base salary is $2.1 million.

The payment authorized was less than the maximum amount payable to Mr. Kotick in accordance with the terms of the award opportunity provided to him in March 2013 under the Company’s 2008 Incentive Plan, which, as was the case for all of the Company’s executive officers, was the maximum permitted under the 2008 Incentive Plan.  When authorized, the Committee expressed the intent to use negative discretion to reduce that amount.

Historically, in exercising its negative discretion in determining the amounts actually paid to an executive officer of the Company under the 2008 Incentive Plan, the Committee would use the formula established for the executive in accordance with the Company’s Corporate Annual Incentive Plan (the “CAIP”), which operates as a sub-plan to the 2008 Incentive Plan.  Had the Committee used that formula to reduce the amount of the bonus payable to Mr. Kotick for 2013, his bonus would have been equal to 219% of his base salary.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Activision Blizzard, Inc.

	By	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer

Date: March 11, 2014